Exhibit 10.1

Execution Copy

CONFIDENTIAL TREATMENT REQUESTED

INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN
REQUESTED IS OMITTED AND IS IDENTIFIED BY THREE ASTERISKS, AS
FOLLOWS “* * *”. AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN
FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

PURCHASE AGREEMENT – PLASMA CONVERTER SYSTEM

This Purchase Agreement entered into on this 10th day of May, 2007, for the sale and purchase of goods and services consisting of two (2) 10 Tons Per Day (rated capacity) and one (1) 5 TPD (rated capacity) integrated Plasma Converter Systems (PCS) to process various solid, liquid and gaseous feeds including hazardous waste and Municipal Solid Wastes. This Purchase Agreement is made between STARTECH ENVIRONMENTAL CORPORATION, (hereinafter “Company”) a corporation organized and existing under the laws of the State of Colorado, U.S.A., with its principal office at 88 Danbury Road, Wilton Connecticut and ENVIROSAFE INDUSTRIAL SERVICES CORPORATION (hereinafter, “Customer”), a corporation organized and existing under the laws of the Commonwealth of Puerto Rico, U.S.A., with its principal office at Corporate Center at Roosevelt Avenue, 6th Floor Suite #603, #1445 Roosevelt Avenue, Corner Renaissance Street,  San Patricio Ward, San Juan, Puerto Rico.

Goods and Services

▪	Company will sell, two (2) 10 TPD (rated capacity) PCS and one (1) 5 TPD (rated capacity) Startech Environmental Corporation integrated Plasma Converter Systems (PCS).
▪	Company will coordinate and provide crating for the purchased goods to be shipped to Customer.
▪	The final installation location will be at one (1) site location selected by the Customer.
▪	Company shall furnish Startech parts and accessories required for the integration of the Plasma Converter Systems equipment, instrumentation and skids specified in Exhibit D.
▪	Equipment for the use and disposal of the Plasma Converted Gas (PCG) has not been included in this sales agreement.
▪
The Company will provide on-site startup and systemization training services at Customers site location to coordinate the PCS installation after the Plasma Converter Systems arrive on site. The scope of this service includes up to*** of a Company engineer/technician at Customer’s location in Puerto Rico, travel and living expenses included.

▪	The Company will provide the Customer’s operators training and operator certification.
▪	The Company will provide a*** Product Warranty as described in Exhibit A.
▪	The Company will provide a Performance Warranty that will be effective during systems startup and commissioning.
▪	The Company will provide a comprehensive spare parts kit.

Shipment, Delivery and Startup

▪
The one (1) 5 TPD (rated capacity) PCS System shall be targeted for shipment from the Company’s Bristol, CT plant on or about*** from the date of this Purchase Agreement and payment of the initial down payment specified in Exhibit C. The two (2) 10 TPD (rated capacity) PCS Systems will be targeted for shipment in*** and*** respectively.

▪	Company shall be responsible for the proper packaging and crating of the Goods/Equipment, which shall be done at Company’s expense.

▪
Shipping from the Company’s Bristol, CT plant to the Customer’s designated facility in Puerto Rico will be coordinated by the Company. The cost of this shipping service will be billed directly to the Customer by the shipping company selected by the Company. Notwithstanding Customer’s assumption of the shipping costs, the delivery of the Goods/Equipment shall not be considered made until they reach the Customer’s designated facility in Puerto Rico and Company shall bear all risk of loss or damage to the Goods/Equipment until such time as they are delivered at the Customer’s designated facility in Puerto Rico.

▪
Customer shall receive, provide support to Company to unload, and store each shipment of components of the Systems, as may be required, at the Customer Premises. However, Customer shall not uncrate or unpack such components without prior permission and/or supervision from Company.

▪	Upon final delivery of the systems to the designated site, it will take approximately*** for systems installation, training and startup with Company coordination and support.

Training and Documentation

▪	Company shall provide Customer with*** of training course materials and operating documentation materials for each of the Plasma Converter Systems. The training consists of the following items:

1)	System Installation Manual and Operating and Maintenance Manuals.

2)
Training for operating and maintenance personnel for up to*** operators for the PCS, with the option to add additional trainees under separate terms and conditions to be negotiated by the Company and the Customer.

3)	The specific training to be conducted by the Company includes the following major areas:

•	PCS Operations and maintenance
•	Troubleshooting (What if Analysis)
•	Control System Procedures (System Start-up, Processing & Shutdown Protocols)

▪	One (1) week of equipment familiarization orientation and training will be conducted at the Company facility in Bristol, CT for the Customer personnel indicated above.

▪	All travel and living expenses for the Customer’s personnel during training are the responsibility of the Customer.

General Representations and Warranties

▪	Company hereby warrants to Customer that:

(1)	it has full power and authority to enter into this Agreement and perform its obligations hereunder; and

(2)	it has good and marketable title to Goods and Services or Equipment to be delivered to Customer;

(3)
the Goods and Services or Equipment to be provided hereunder do not infringe any patent, copyright, trademark, trade dress or other intellectual property right of any third party; and (ii) there is no pending litigation, claim, opposition, reissue or reexamination proceeding involving a patent or pending patent application or other intellectual property similar thereto which could serve as the basis for any claim, that would prevent or be likely to prevent Company from performing its obligations hereunder or prevent Customer from using manufacturing, selling or distributing the Good and Service or Equipment. Company will promptly notify Customer of any such claim or any infringement claim or any basis for such a claim, or of any such proceeding of which Company becomes aware after effective date of this Agreement and throughout the Term of this Agreement and/or the Term of any Distribution Agreement that Customer may have with Company; and

(4)
neither this Agreement nor compliance with the Agreement’s terms and conditions will (i) violate any United States or foreign law, statute, rule or regulation, or any order of any court or governmental instrumentality, (ii) conflict with, result in any breach of, constitute a default under, or result in any lien upon any of its property or assets pursuant to the terms of any indenture, mortgage, deed of trust, license, franchise, permit, agreement, patent or other instrument to which it is a party or to which any of its property or assets is subject, or (iii) violate the parties’ Certificate of Incorporation or By-Laws.

▪	Customer hereby warrants to Company that:

(1)	it has full power and authority to enter into this Agreement and perform its obligations hereunder; and
(2)
neither this Agreement nor compliance with the Agreement’s terms and conditions will (i) violate any United States or foreign law, statute, rule or regulation, or any order of any court or governmental instrumentality, (ii) conflict with, result in any breach of, constitute a default under, or result in any lien upon any of its property or assets pursuant to the terms of any indenture, mortgage, deed of trust, license, franchise, permit, agreement, patent or other instrument to which it is a party or to which any of its property or assets is subject, or (iii) violate the parties’ Certificate of Incorporation or By-Laws.

(3)	Customer shall not reverse-engineer, fabricate, or cause to be fabricated a PCS unit or equipment substantially equivalent thereto.

Customer Requirements

▪
Provide a Customer Facility (building) for installation of the Plasma Converter System with all the required utility hookups at the Plasma Converter System skid locations (i.e. appropriate electrical power, water etc.).

▪
The Company will provide technical supervision for the installation and commissioning of the Plasma Converter System (PCS) equipment installation. The Customer shall provide on-site contractor and craft labor and construction equipment in support of Startech field personnel during installation.

▪
Grant to Company Personnel access to the Customer Premises, including the System, Customer Facilities, and Customer Equipment, as may be necessary or appropriate for Company to perform its responsibilities under this Agreement.

▪	Customer will provide all language translation for all documentation, if necessary.
▪
Customer will be responsible for all necessary permits to operate the PCS in the designated facility as intended, providing that Company will supply Customer all the information that is deemed necessary to obtain such permits.

Price and Terms of Goods and Services

▪
In consideration of Company's obligations as recited herein, the Customer shall pay the Total Price of *** DOLLARS ($*** USD) for the two (2) 10 TPD (rated capacity) and one (1) 5 TPD (rated capacity) integrated Plasma Converter Systems specified in Exhibit D. The required payment milestone schedule is included in Exhibit C. This Total Price  shall not be subject to any adjustments, except for incremental cost limited to those mentioned in Exhibit D, changes in design or scope requested and approved by the Customer the shipping costs to be paid by the Customer and the performance insurance cost to be paid***, which costs will be quoted at a later time.  The insurance cost which shall be paid by the Customer and the Company and the agreement for such payment are stipulated in a more comprehensive manner in a Letter Agreement executed on this same date by and between the Company and the Customer.  The Company and the Customer agree to execute an amendment to this agreement, once the final costs are determined, so that this Purchase Agreement will clearly state the actual Total Price paid by the Customer.

▪
In addition to the Total Price, Customer shall duly report and pay all international, federal, state, local, and other taxes, value added tax (VAT), customs duties or other charges (other than income or franchise taxes payable by Company) directly applicable to the sale, installation, maintenance, or use of the System.

▪
Where in any payment made by Customer to the Company pursuant to this agreement, the value of unfixed materials and or goods has been included and materials and or goods have been intended for the manufacture of the integrated PCS and placed on or adjacent to the Company’s manufacturing facility, the materials and or goods shall remain the property and ownership of the Company. The Company shall be responsible for any loss or damage, and the materials or goods shall not be removed, except for the use in the manufacture of the equipment.

▪
Customer grants Company, and Company reserves, a purchase-money security interest, as that term is defined pursuant to Articles One and Nine of the Uniform Commercial Code, to the extent of all obligations of Customer to Company under this Agreement, in all components of the System procured, installed and/or delivered hereunder and in any proceeds that may arise in connection with the sale or conversion thereof. Customer shall cooperate with Company in filing financing statements covering such security interest and authorizes Company to execute and file financing statements without Customer's signature in any jurisdiction where such procedure is authorized.

▪
All amounts, other than the down payment, not paid by Customer within thirty (30) days after such amounts become due and payable to Company shall bear interest at the lesser of two percent (2%) per month or the maximum rate of interest allowed by applicable law.

Other Terms and Conditions

Indemnification and Infringement

▪
Company agrees to indemnify and hold Customer harmless from and against any and all losses, liabilities, damages, actions or claims (including, without limitation, amounts paid in settlement and reasonable costs of investigation and reasonable attorneys’ fees and disbursements) (collectively “Claims”), arising from (i) a breach of representations and warranties made in this Agreement; (ii) a breach or non compliance by the Company of its obligations under this Agreement; (iii) bodily injury and property damage arising out of or resulting from the failure of the Goods and Service or Equipment to meet the Specifications or due to Company’s failure to comply with its obligations under this Agreement; (iv) loss, injury or damage incurred by third parties or by Customer’s personnel or damage to such persons’ property attributable to equipment malfunction due to manufacturing defects; and (v) any claim that the Goods and Service or Equipment, or the use or sale of Goods and Service or Equipment, infringes any patents or other proprietary rights of a third party, including without limitation, trade secrets, trademarks and copyrights.

▪
It is understood that the Company shall not be obligated to indemnify Customer for Claims arising from the Customer’s negligent acts, omissions or wrongful conduct in connection with the operation of the PCS.

▪
Customer agrees to indemnify and hold Company harmless from and against any and all losses, liabilities, damages, actions or claims (including, without limitation, amounts paid in settlement and reasonable costs of investigation and reasonable attorneys’ fees and disbursements) (collectively “Claims”), arising from (i) a breach of representations and warranties made in this Agreement; (ii) a breach or non compliance by the Customer of its obligations under this Agreement; (iii) bodily injury and property damage arising out of or resulting from the misuse of the Goods and Service or Equipment or due to Customer’s failure to comply with its obligations under this Agreement; (iv) loss, injury or damage incurred by third parties or by Customer’s personnel or damage to such persons’ property attributable to the Customer’s negligent acts, omissions or wrongful conduct in connection with the operation of the PCS.

▪
The parties hereto agree and acknowledge that the indemnification obligations provided hereunder are different and separate from the Company’s obligations under the Product Warranty and the Performance Warranty provisions. The Indemnification obligations stated herein shall extend for a period of three (3) years from the Completion Date.

Confidentiality

▪
Customer and Company agree that each will not disclose to any third party (other than their respective attorneys or other persons related to either which need to know such information), or utilize for its own benefit or that of any third party, information regarding the terms of this Agreement and/or any other agreements or contracts between the parties, unless the other party shall provide its written consent to such disclosure.

Warranties

▪
Company provides a*** Product Warranty for each integrated Plasma Converter System (PCS) which warranty period shall commence on the Completion Date. The specific warranty provisions are included as Exhibits A and B of this contract.

▪
Company provides a Performance Warranty that will be effective during system startup and commissioning. The Performance Warranty will be that the Company shall warrant and guaranty the proper and complete performance of the Goods and Services/Equipment and Systems to be provided under this Contract, which in turn will be verified by the Customer and the Company by conducting a series of performance tests (the

“Performance Tests”), which tests shall be defined and agreed upon by both the Customer and the Company upon final completion of the design of the System. The parties hereto agree and acknowledge that the feed materials which will be used as a design basis for the Performance Tests shall be Municipal Solid Wastes and a material, to be specified and agreed between Customer and Company, consisting of Pharmaceutical Manufacturing hazardous waste. The Performance Tests shall be conducted at the time of start-up and commissioning of the Equipment and the date of satisfactory completion of the Performance Tests shall be defined as the “Completion Date”. In the event that the system or any component thereof fails to meet the Performance Tests which form part of the Performance Warranty then the Company shall have the obligation to work diligently and without interruption in order to make the necessary repairs and/or adjustments necessary to satisfy the Performance Tests and thereby comply with the Performance Warranty. In the event that the Company fails to get the Equipment and System operating properly (to meet the Performance Tests) within a period of *** from the date of installation, then the Customer shall have the sole discretion to either give the Company additional time to try to work to achieve compliance with the Performance Tests, or seek any and all remedies available at law.

Performance Insurance

▪
In addition to the warranties and liability provisions provided within this Purchase Agreement and Exhibit A, Company will obtain, with the active assistance and involvement of Customer, insurance coverage on the Startech system satisfactory to Customer and Company, where the cost for such insurance will be paid*** and the portion paid by the Customer shall be considered as addition to the cost of the purchased equipment. The details for the transaction involving this insurance are stipulated in a more comprehensive manner in a Letter Agreement executed on this same date by and between the Company and the Customer.

Force Majeure

▪
Neither party shall be liable for any costs or damages attributable to nonperformance (including delays on the part of Company in making deliveries hereunder) arising out of any "Event of Force Majeure," which shall consist of any cause not within its reasonable control and not due to its fault or negligence.

▪
Each party shall give the other party prompt notice of the occurrence of any Event of Force Majeure that is expected to cause delay hereunder, and the date of performance by any such party shall be extended for a period not exceeding the period of delay caused by the Event of Force Majeure identified in such notice.

Dispute Resolution

▪
Applicable Law and Jurisdiction.  This Sales Agreement shall be governed by and be construed in accordance with the laws of the State of Connecticut.  The Company and the Customer agree and stipulate that the Courts of the Judicial District of Hartford, Connecticut, at Hartford, shall have jurisdiction and venue for purposes of all legal proceedings arising out of or relating to this Sales Agreement, the other agreements, and the transactions contemplated hereby. The parties hereto may serve notice to each other by registered or certified mail, return receipt requested, addressed to the respective party at the address stipulated in the Notice provision included herein.

▪
No Strict Construction.  The parties have hereto participated jointly in the negotiation and drafting of this Sales Agreement.  In the event an ambiguity or questions of intent or interpretation arises under any provision of this Sales Agreement, it shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Sales Agreement.

Miscellaneous

▪
Approval.  Except as expressly required by this Agreement the parties agree that no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, or any other person or entity, is required to authorize, or is required in connection with (i) the execution, delivery and performance by it of this Agreement or (ii) the legality, validity, binding effect or enforceability against it of this Agreement.

▪
Entire Agreement. Except for any Maintenance and Service Agreement that may be entered into by the parties, this Agreement constitutes the entire agreement between Company and Customer with respect to Company’s Goods and Services to be supplied to the Customer in this Purchase Agreement.

▪
Counterparts and Headlines.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same agreement.  The headings of sections and paragraphs of this Agreement have been inserted for convenience only, and do not constitute or modify any of the terms or provisions hereof.

▪
Amendments.  This Agreement may be amended or modified only by a written instrument executed by each party hereto expressly stating that it is an amendment to the terms of this Agreement.  Without limiting the generality of the foregoing, all sales and purchases of Good and Service or Equipment contemplated by this Agreement shall be made solely pursuant to the terms of this Agreement.

▪
Severability.  If any provision or covenant of this Agreement shall contravene or be illegal, invalid or unenforceable under the laws of any State, County or jurisdiction in which this Agreement shall be performed or enforced, then such contravention illegality, invalidity or unenforceability shall not invalidate the entire Agreement.  Such provision shall be deemed to be modified to the extent necessary to render it valid, legal and enforceable, and if no such modification shall render it valid, legal and enforceable, then the Agreement shall be construed as if not containing the provision held to be invalid, and the validity, legality and enforceability of the provisions or covenants of this Agreement shall be unaffected, and the rights and obligations of the parties shall be construed and enforced accordingly.

▪
Assignment.  This Agreement shall be binding upon the successors and assignees of both parties; provided, however, that no assignment shall be made by either party without the prior consent of the other. Any attempt by either party to assign this Agreement or any of the rights or duties hereunder contrary to the foregoing provision shall be void.

▪
Compliance with Laws.  In the performance of this Agreement, Company shall comply with all applicable federal or national, state or regional and local or municipal laws, regulations, ordinances, permits and orders, including, without limitation, all environmental, health, safety, child welfare, wage & hour, label and other workplace laws and regulation. Company shall obtain all necessary permits and approvals and give all stipulations, certifications and representations that may be required for performance of the Agreement.

▪
Notices.  All notices, demands, requests, or other communications that may be or are required to be given, served or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be mailed by certified mail, return receipt requested, or by verifiable overnight delivery postage prepaid, addressed at the address set forth beneath each of the respective names of the parties hereto on the execution page of this Agreement.

All notices to Company shall be directed to the following address:

▪	88 Danbury Road
Wilton, CT 06897

All notices to Customer shall be directed to all the following addresses:

▪	Corporate Center @ Roosevelt Avenue
6th Floor Suite #603
#1445 Roosevelt Avenue, Corner Renaissance Street
San Patricio Ward
San Juan, Puerto Rico 00920

▪	PO BOX 11852
SAN JUAN PR 00922-1852

▪	243 Road #2
Guaynabo, PR 00908-1852

Each party may designate by notice in writing a new address to which any communication may thereafter be so given, served or sent. Each notice or communication that is mailed or delivered in the manner described above shall be deemed given at such time as it is delivered to the addressee (with the return receipt or the delivery receipt being deemed exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized corporate officers as of the day and year first above written.

ACCEPTED BY;

PURCHASER (Customer):

EnviroSafe Industrial Services Corporation

By: __________________________                                                                                                     Date: ________________________

Federico Padron Garay, P.E.
President
EnviroSafe Industrial Services Corporation

SELLER:

Startech Environmental Corporation

BY: ___________________________                                                                                     DATE: ________________________

Joseph F. Longo
President & CEO